Exhibit 21.1
HOLLY ENERGY PARTNERS, L.P.
SUBSIDIARIES OF REGISTRANT

State of
Incorporation or
Name of Entity	Organization
HEP Fin-Tex/Trust-River, L.P.	Texas
HEP Logistics GP, L.L.C	Delaware
HEP Mountain Home, L.L.C.	Delaware
HEP Navajo Southern, L.P.	Delaware
HEP Pipeline Assets, Limited Partnership	Delaware
HEP Pipeline GP, L.L.C.	Delaware
HEP Pipeline, L.L.C.	Delaware
HEP Refining GP, L.L.C.	Delaware
HEP Refining Assets, L.P.	Delaware
HEP Refining, L.L.C.	Delaware
HEP SLC, LLC	Delaware
HEP Tulsa LLC	Delaware
HEP Woods Cross, L.L.C.	Delaware
Holly Energy Partners — Operating, L.P.	Delaware
Holly Energy Finance Corp.	Delaware
Lovington-Artesia, L.L.C	Delaware
Roadrunner Pipeline, L.L.C.	Delaware
SLC Pipeline LLC	Delaware